UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ENERGY PARTNERS, LTD.

Name of Registrant as Specified in Its Charter

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

201 St. Charles Avenue

Suite 3400

New Orleans, Louisiana 70170

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2008

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Energy Partners, Ltd. (the “Company”), a Delaware corporation, will be held at the Hotel InterContinental New Orleans, Cabildo Room, 444 St. Charles Ave., New Orleans, Louisiana 70130, on May 29, 2008, at 9:00 a.m., Central Daylight Time, for the following purposes:

(1) to elect eleven (11) directors to hold office until the Annual Meeting of Stockholders in the year 2009 and until their successors are duly elected and qualified;

(2) to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ended December 31, 2008;

(3) to adjourn or postpone the meeting, as necessary; and

(4) to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 31, 2008 (the “Record Date”) will be entitled to notice of, and to vote at, the 2008 Annual Meeting, or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after the Record Date. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2008 Annual Meeting for a period of ten (10) days prior to the meeting at the Company’s principal executive offices at 201 St. Charles Ave., Suite 3400, New Orleans, Louisiana 70170.

By Order of the Board of Directors,

JOHN H. PEPER

Executive Vice President, General Counsel

and Corporate Secretary

New Orleans, Louisiana

April 28, 2008

PLEASE RETURN THE ENCLOSED PROXY CARD TODAY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE 2008 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

ENERGY PARTNERS, LTD.

201 St. Charles Avenue

Suite 3400

New Orleans, Louisiana 70170

The 2007 Annual Report to Stockholders, including audited financial statements, is being mailed to stockholders, together with these proxy materials, on or about May 1, 2008.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2008

This Proxy Statement is furnished to the stockholders of Energy Partners, Ltd. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on May 29, 2008 at the Hotel InterContinental New Orleans, Cabildo Room, 444 St. Charles Ave., New Orleans, Louisiana 70130 at 9:00 a.m., Central Daylight Time (the “2008 Annual Meeting” or the “Meeting”), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

ABOUT THE 2008 ANNUAL MEETING

Voting Procedures

Stockholders of record at the close of business on March 31, 2008 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, there were outstanding and entitled to vote 31,873,406 shares of the Company’s Common Stock (the “Company Shares” or the “Common Stock”). The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum. The person(s) whom the Company appoints to act as inspector(s) of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Meeting. The Company Shares present at the meeting, in person or by proxy, that are abstained from voting will be counted as present for determining the existence of a quorum.

Each of the Company Shares will entitle the holder to one vote. Cumulative voting is not permitted. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting. Other than with respect to the election of directors, an abstention has the effect of a vote against a matter to be presented at the Meeting. A broker non-vote is not entitled to be voted and will not affect the outcome on any proposal in the Proxy Statement. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector(s) of election.

The Board of Directors is soliciting your proxy on the enclosed Proxy Card to provide you with an opportunity to vote on all matters to come before the meeting, whether or not you attend in person. If you execute and return the enclosed Proxy Card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the recommendations of the Board, as set forth below. If you submit a Proxy Card, you may subsequently revoke it by submitting a revised proxy or a written revocation at any time before your original proxy is voted. You may also attend the meeting in person and vote in person by ballot, which would cancel any proxy you previously gave.

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1) FOR the election of eleven (11) nominees for membership on the Company’s Board of Directors, Messrs. Bachmann, Bumgarner, Carlisle, Carter, Dawkins, Gershen, Herrin, Latimer, Patton and Pully and Dr. Francis, to serve until the Annual Meeting of Stockholders in the year 2009 and until their successors are duly elected and qualified;

(2) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2008;

(3) FOR the adjournment or postponement of the meeting, as necessary; and

(4) At the discretion of the designated proxies named on the enclosed Proxy Card, on any other matter that may properly come before the 2008 Annual Meeting.

Proxy Solicitation

Your proxy is being solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. In addition, MacKenzie Partners, Inc. has been retained to aid in the solicitation at an estimated fee of $7,500. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of Common Stock beneficially owned by each director; by the Company’s principal executive officer, principal financial officer, four most highly compensated other executive officers of the Company (the “Named Officers”); by all directors and executive officers as a group; and by such persons known to the Company to own beneficially more than five (5%) of the outstanding Common Stock of the Company.

The information set forth below is as of March 31, 2008, except as otherwise indicated, and is based upon information supplied or confirmed by the named individuals:

Beneficial Owner	Company Shares	Percent of Company Shares (1)
Richard A. Bachmann (2)	1,795,381	5.5
John C. Bumgarner, Jr. (3)	73,018	*
Jerry D. Carlisle (4)	40,041	*
Harold D. Carter (3)	64,578	*
Enoch L. Dawkins (5)	32,002	*
Thomas D. DeBrock (6)	73,390	*
T. Rodney Dykes (7)	98,697	*
Dr. Norman C. Francis (8)	26,123	*
Robert D. Gershen (3)	68,121	*
Phillip A. Gobe (9)	195,119	*
William R. Herrin, Jr. (8)	30,147	*
William O. Hiltz (10)	109,183	*

Beneficial Owner	Company Shares	Percent of Company Shares (1)
James R. Latimer, III	—	*
Joseph T. Leary	500	*
Bryant H. Patton	—	*
John H. Peper (11)	251,300	*
John G. Phillips (3)	57,831	*
Steven J. Pully	—	*
L. Keith Vincent (6)	107,188	*
All directors and executive officers as a group (19 persons)	2,924,320	8.8
Wellington Management Company, LLP (12)	3,315,400	10.4
Carlson Capital, L.P. and affiliates (13)	2,994,968	9.4
Artisan Partners Limited Partnership and affiliates (14)	2,590,266	8.1
Barclays Global Investors (Deutschland) AG and affiliates (15)	2,397,448	7.5
Farallon Capital Partners, L.P. and affiliates (16)	2,045,800	6.4
Renaissance Technologies LLC and affiliate (17)	1,902,742	6.0

*	Represents beneficial ownership of less than 1%.
(1)	Percentage ownership of a holder or class of holders is calculated by dividing (1) the number of shares of Common Stock, including restricted shares, outstanding attributed to such holder or class of holders, as the case may be, plus the total number of shares of Common Stock underlying options exercisable and restricted share units that vest within sixty days from March 31, 2008, by (2) the total number of shares of Common Stock outstanding plus the total number of shares of Common Stock underlying options exercisable and restricted share units that vest within sixty days from March 31, 2008 but not Common Stock underlying such securities held by any other person.
(2)	Includes 45,000 shares of Common Stock pledged to support obligations incurred in two separate transactions under Forward Purchase Agreements entered into with Citigroup. Mr. Bachmann retains voting rights with respect to these shares. The number of shares to be delivered commencing in August 2009 pursuant to such agreements will be based on the market price of the Company’s Common Stock and will not exceed 45,000 shares. Mr. Bachmann has the right to deliver cash instead of shares of Common Stock. Also includes (i) 510,841 shares of Common Stock underlying options granted to Mr. Bachmann under our 2006 Long Term Stock Incentive Plan, which may be exercised within 60 days from March 31, 2008, (ii) 3,751 shares of Common Stock beneficially owned by Mr. Bachmann and held in trust by the Energy Partners, Ltd. 401(k) Plan, (iii) 1,648 shares beneficially owned by Mr. Bachmann’s wife, and (iv) 1,128,591 shares of Common Stock pledged in a margin account held by Mr. Bachmann. The address for Mr. Bachmann is Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.
(3)	Includes 31,500 shares of Common Stock underlying options exercisable, and 6,000 restricted share units vesting, within 60 days of March 31, 2008 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to each of Messrs. Bumgarner, Carter, Gershen and Phillips. Also includes 19,017 and 1,993 phantom shares accrued for Messrs. Bumgarner and Gershen under our Stock and Deferral Plan for Non-Employee Directors.
(4)	Includes 21,500 shares of Common Stock underlying options exercisable, and 6,000 restricted share units vesting, within 60 days of March 31, 2008 granted to Mr. Carlisle under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors. Includes 500 shares of Common Stock beneficially owned by Mr. Carlisle’s wife of which Mr. Carlisle disclaims beneficial ownership.
(5)	Includes 17,500 shares of Common Stock underlying options exercisable, and 6,000 restricted share units vesting, within 60 days of March 31, 2008 granted to Mr. Dawkins under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors.
(6)

Includes 39,000 and 83,000 shares of Common Stock underlying options exercisable within 60 days of March 31, 2008 granted to Messrs. DeBrock and Vincent, respectively and 3,333 and 1,550 restricted share units vesting within 60 days of March 31, 2008 for Messrs. DeBrock and Vincent, respectively, all under our 2006 Long Term Stock Incentive Plan. Also includes 2,412, and 2,136 shares of Common Stock beneficially owned by Messrs. DeBrock and Vincent, respectively, and held in trust by the Energy Partners, Ltd. 401(k) Plan. Also includes 28,644 shares of Common Stock pledged in a margin account held by Mr. DeBrock.

(7)	Includes 89,973 shares of Common Stock underlying options exercisable within 60 days of March 31, 2008 granted under our 2006 Long Term Stock Incentive Plan. Also includes 2,623 shares of Common Stock beneficially owned by Mr. Dykes and held in trust by the Energy Partners, Ltd. 401(k) Plan.
(8)	Includes 11,500 shares of Common Stock underlying options exercisable, and 6,000 restricted share units vesting, within 60 days of March 31, 2008 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to each of Dr. Francis and Mr. Herrin. Also includes 3,336 phantom shares accrued for Dr. Francis under our Stock and Deferral Plan for Non-Employee Directors.
(9)	Includes 159,108 shares of Common Stock underlying options exercisable within 60 days of March 31, 2008 granted to Mr. Gobe under our 2006 Long Term Stock Incentive Plan.
(10)	Includes 15,500 shares of Common Stock underlying options exercisable, and 6,000 restricted share units vesting, within 60 days of March 31, 2008 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to Mr. Hiltz, and 6,640 phantom shares accrued for Mr. Hiltz under our Stock and Deferral Plan for Non-Employee Directors.
(11)	Includes 174,951 shares of Common Stock underlying options exercisable within 60 days of March 31, 2008 granted to Mr. Peper under our 2006 Long Term Stock Incentive Plan. Also includes 2,856 shares of Common Stock beneficially owned by Mr. Peper and held in trust by the Energy Partners, Ltd. 401(k) Plan. Also includes 62,600 shares of Common Stock pledged in a margin account held by Mr. Peper.
(12)	Pursuant to a Schedule 13G/A filed April 10, 2008, Wellington Management Company, LLP (“Wellington”) reported that it had shared power to vote 1,817,200 Company Shares and shared power to dispose of 3,315,400 Company Shares. Wellington, in its capacity as an investment advisor may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 3,315,400 Company Shares held of record by clients of Wellington. Wellington’s principal business address is 75 State Street, Boston, MA 02109.
(13)	Pursuant to a Schedule 13D/A filed April 3, 2008, Carlson Capital, L.P. (“Carlson”), Double Black Diamond Offshore LDC (“DBDO”), Asgard Investment Corp. (“Asgard”), and Mr. Clint D. Carlson reported the following: Carlson, Asgard and Mr. Carlson each have the sole power to vote and the sole power to dispose of 2,994,968 Company Shares and DBDO has the sole power to vote and the sole power to dispose of 2,028,446 Company Shares. Carlson, as DBDO’s investment manager, may, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be deemed to beneficially own 2,028,446 Company Shares held by DBDO, and beneficially own Company Shares held by other private investment funds and managed accounts (the “Accounts”). As Carlson’s general partner, Asgard, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 2,994,968 Company Shares. As the President of Asgard and the Chief Executive Officer of Carlson, Mr. Clint D. Carlson may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 2,994,968 Company Shares. Mr. Carlson, Asgard and Carlson disclaim any beneficial ownership of Company Shares held by DBDO and the Accounts. The business address of the reporting persons is 2100 McKinney Avenue, Suite 1600, Dallas TX 75201.
(14)	Pursuant to a Schedule 13G filed February 13, 2008, Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corp.”), ZFIC, Inc. (“ZFIC”), Andrew Ziegler, and Carlene M. Ziegler reported that all reporting persons had shared power to vote 2,314,808 Company Shares and shared power to dispose of 2,590,266 Company Shares. Company Shares have been acquired on behalf of clients of Artisan Partners. Artisan Partners, Artisan Corp. as the general partner of Artisan Partners, ZFIC as the sole stockholder of Artisan Corp., and Mr. Ziegler and Ms. Ziegler, as the principal stockholders of ZFIC, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 2,590,266 Company Shares. The principal business address of the reporting persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(15)	Pursuant to a Schedule 13G filed January 25, 2008, Barclays Global Investors, NA.; Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited; and Barclays Global Investors (Deutschland) AG (“BGIDAG”) reported the following: Barclays Global Investors, NA. has the sole power to vote 1,794,038 Company Shares and the sole power to dispose of 1,914,912 Company Shares, Barclays Global Fund Advisors has the sole power to vote and the sole power to dispose of 482,536 Company Shares, and BGIDAG has the sole power to vote 2,276,574 Company Shares and the sole power to dispose of 2,397,448 Company Shares. Barclays Global Investors, NA., Barclays Global Fund Advisors and BGIDAG may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 1,914,912 Company Shares, 482,536 Company Shares, and 2,397,448 Company Shares, respectively. All of the above mentioned entities disclaim group attribution. The principal business office of Barclays Global Investors, NA. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The principal business office of Barclays Global Investors, Ltd. is 1 Royal Mint Court, London, EC3N 4HH. The principal business office of Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. The principal business office of Barclays Global Investors Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada Ontario M5J 2S1. The principal business office of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney Australia NSW 1220. The principal business office of BGIDAG is Apianstrauss 6 D-85774, Unterfohring, Germany.
(16)	Pursuant to a Schedule 13G/A filed January 9, 2008 Farallon Capital Partners, L.P.; Farallon Capital Institutional Partners, L.P.; Farallon Capital Institutional Partners II, L.P.; Farallon Capital Institutional Partners III, L.P.; Tinicum Partners, L.P.; Farallon Capital Offshore Investors II, L.P. (such partnerships being the “Farallon Partnerships”); Farallon Capital Management, L.L.C. (“FPM”); Farallon Partners, L.L.C. (“FPLLC”); William F. Duhamel; Richard B. Fried; Monica R. Landry; Douglas M. MacMahon; William F. Mellin; Stephen L. Millham; Jason E. Moment; Ashish H. Pant; Rajiv A. Patel; Derek C. Schrier; Andrew J. M. Spokes; Thomas F. Steyer; and Mark C. Wehrly (together, the “Farallon Managing Members”); and Chun R. Ding reported the following:

Beneficial Owner	Number of Company Shares over which Beneficial Owner Claims Shared Voting Power and Shared Dispositive Power
Farallon Capital Partners, L.P.	493,353
Farallon Capital Institutional Partners, L.P.	170,803
Farallon Capital Institutional Partners II, L.P.	33,053
Farallon Capital Institutional Partners III, L.P.	13,243
Tinicum Partners, L.P.	11,425
Farallon Capital Offshore Investors II, L.P.	352,868
Farallon Capital Management, L.L.C.	1,039,055
Farallon Partners, L.L.C.	1,006,745
Farallon Managing Members	2,045,800
Farallon Senior Managing Member	2,045,800

As the general partner of the Farallon Partnerships, FPLLC may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 1,006,745 Company Shares held by the Farallon Partnerships. As the manager of a certain account (“the Managed Account”), FCM may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 1,039,055 Company Shares held by the Managed Account. As the managing members of FPLLC and FCM, each of William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer, and Mark C. Wehrly (together, the “Farallon Managing Members”) and as senior managing member of FPLLC and FCM, Thomas F. Steyer (the “Farallon Senior Managing Member”) may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 2,045,800 Company Shares held by the Farallon Partnerships and the Managed Account. Each of FPLLC, FCM, the Farallon Managing Members and the Farallon Senior Managing Member disclaim any beneficial ownership of such Company Shares. All of the above-mentioned entities and persons disclaim group attribution. The principal business office of the Farallon Partnerships, FPLLC, FCM, Farallon Managing Members, and the Farallon Senior Managing Member is One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(17)	Pursuant to a Schedule 13G filed February 13, 2008, Renaissance Technologies LLC (“RTC”) and James H. Simons reported the following: RTC has the sole power to vote 1,699,721 Company Shares and the sole power to dispose of 1,902,742 Company Shares, and Dr. Simons as the control person of RTC may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 1,902,742 Company Shares and has the sole power to vote 1,699,721 Company Shares and the sole power to dispose of 1,902,742 Company Shares. The principal business address of the reporting persons is 800 Third Avenue, New York, NY 10022.

MATTERS TO BE PRESENTED TO THE STOCKHOLDERS

AT THE 2008 ANNUAL MEETING

Item 1 — Election of Directors

At the 2008 Annual Meeting, eleven (11) directors are to be elected, each of whom will serve until the Annual Meeting of Stockholders in the year 2009 and until their respective successors are duly elected and qualified. The persons named as proxies on the enclosed Proxy Card intend to vote FOR the election of each of the eleven (11) nominees listed below, unless otherwise directed.

The Board has nominated, and the proxies will vote to elect, the following individuals as members of the Board of Directors to serve for a period of one (1) year and until their respective successors are duly elected and qualified: Richard A. Bachmann, John C. Bumgarner, Jerry D. Carlisle, Harold D. Carter, Enoch L. Dawkins, Dr. Norman C. Francis, Robert D. Gershen, William R. Herrin, James R. Latimer, III, Bryant H. Patton, and Steven J. Pully. Each nominee has consented to be nominated and to serve, if elected.

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the rules of the New York Stock Exchange (“NYSE”). No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board of Directors considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The Board has adopted categorical standards to assist it in making determinations of independence for directors, a copy of which is attached as Annex I to this Proxy Statement.

The Board has determined that each of Messrs. Bumgarner, Carlisle, Carter, Gershen, Herrin, Latimer, Patton and Pully and Dr. Francis is independent. Mr. Bachmann was determined to be not independent because he is the Company’s chief executive officer. Mr. Dawkins was determined to be not independent because one of his immediate family members (as defined in the NYSE rules) is a consulting principal of KPMG LLP, the Company’s independent registered public accountant.

Carlson Capital, L.P. and its affiliates have agreed to vote all of their shares in favor of the nominees. Please see “Certain Relationships and Related Transactions”.

The Board of Directors recommends that you vote “FOR” the election of the eleven (11) nominees: Messrs. Bachmann, Bumgarner, Carlisle, Carter, Dawkins, Gershen, Herrin, Latimer, Patton and Pully and Dr. Francis.

Information About the Nominees

Richard A. Bachmann, age 63, has been chief executive officer of the Company and chairman of its Board of Directors since the Company’s incorporation in January 1998. Mr. Bachmann began organizing the Company in February 1997 and served as the Company’s president until November 2005. From 1995 to January 1997, he served as director, president and chief operating officer of The Louisiana Land and Exploration Company (“LL&E”), an independent oil and gas exploration company. From 1982 to 1995, Mr. Bachmann held various positions with LL&E, including director, executive vice president, chief financial officer and senior vice president of finance and administration. From 1978 to 1981, Mr. Bachmann was the treasurer of Itel Corporation. Prior to 1978, Mr. Bachmann served with Exxon International, Esso Central America, Esso InterAmerica and Standard Oil of New Jersey. He is also a director of Trico Marine Services, Inc.

John C. Bumgarner, Jr., age 65, has been a director since January 2000. Mr. Bumgarner is currently serving as managing member of Utica Plaza Management Company, a family-owned real estate company. Mr. Bumgarner was chief operating officer and president of strategic investments for Williams Communications Group, Inc., a high technology company, from May 2001 to November 2002. Williams Communications Group, Inc. filed a Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York in August 2002. Mr. Bumgarner joined The Williams Companies, Inc. in 1977 and served as senior vice president of Williams Corporate Development and Planning and then also served as president of Williams International Company prior to joining Williams Communications Group, Inc. Mr. Bumgarner is also a director of Management Planning Systems, Inc. Mr. Bumgarner is a former treasurer of Skelly Oil.

Jerry D. Carlisle, age 62, has been a director since March 2003. Mr. Carlisle has been vice president and director of DarC Marketing, Inc., a family-owned marketing company, since 1997. From 1983 to 1997, Mr. Carlisle was vice president, controller and chief accounting officer of LL&E and, from 1979 to 1983, he held various management positions at LL&E. Mr. Carlisle has a masters of business administration from Loyola University, is a certified public accountant, and serves as a trustee of the Mississippi State University Business School.

Harold D. Carter, age 69, has been a director since May 1998. Since 1995, Mr. Carter has been an independent oil and natural gas consultant and investment advisor. Mr. Carter is a director of Brigham Exploration Company and Abraxas Petroleum Corp., public oil and gas companies, a director of Longview Energy Company, a privately held oil and gas company, and former president of Sabine Corporation, an independent oil and gas exploration company.

Enoch L. Dawkins, age 70, has been a director since January 2004. Mr. Dawkins retired from Murphy Exploration and Production Co., where he served as president from 1991 until 2003. From 1964 until 1991, Mr. Dawkins held various operational, marketing and managerial positions at Ocean Drilling and Exploration Company, including president from 1989 until its acquisition by Murphy Oil Corporation in 1991. He is also a director of Superior Energy Services, Inc.

Dr. Norman C. Francis, age 77, has been a director since May 2005. Dr. Francis has served as the President of Xavier University of Louisiana since 1968. Dr. Francis is the chairman of the board for the Southern Education Foundation and for Liberty Bank and Trust, a member of the board of directors of the American Council on Education and a Fellow of The American Academy of Arts and Sciences (inducted 1993).

Robert D. Gershen, age 54, has been a director since May 1998. Mr. Gershen is president of Associated Energy Managers, LLC, an investment management firm specializing in private equity investments in the energy sector. In addition, Mr. Gershen serves as the President of Longview Energy Company, a privately held oil and gas company. Since 1989, Mr. Gershen has managed, through Associated Energy Managers, LLC, three funds that invest in energy companies in the United States.

William R. Herrin, Jr., age 73, has been a director since May 2005. Mr. Herrin served in a number of capacities for Chevron Corporation, most recently as Vice President and General Manager, Gulf of Mexico Production Business Unit, Chevron U.S.A. Production Co. from July 1992 until his retirement in 1998.

James R. Latimer, III, age 62, is standing for election to the Board for the first time at the 2008 Annual Meeting. Mr. Latimer is head of The Latimer Companies, a private oil and gas exploration and development company. He is also partner of Blackhill Partners/Blackhill Advisors, a financial advisory and merchant banking firm, primarily in energy and technology industries, which he founded in 2000. Mr. Latimer currently serves as a director of NGP Capital Resources Company.

Bryant H. Patton, age 49, is standing for election to the Board for the first time at the 2008 Annual Meeting. Mr. Patton is the president of BRYCAP Investments, Inc., a merchant banking firm specializing in energy related companies that he founded in 1989. In 2000, he also co-founded Camden Resources, Inc., a private oil and gas exploration and production company, and served as executive vice president until the company was acquired at the end of 2007. Mr. Patton also served as senior vice president of Associated Energy Managers, LLC, an investment management firm specializing in private equity investments in the energy sector, from 1991 to 1998. Mr. Patton also is a director of the general partner of Abraxas Energy Partners, L.P.

Steven J. Pully, age 48, is standing for election to the Board for the first time at the 2008 Annual Meeting. Mr. Pully is a consultant in the asset management industry and acts as a consultant to Carlson Capital, L.P. From December 2001 to October 2007, Mr. Pully worked for Newcastle Capital Management, L.P., an investment partnership, where he served as president from January 2003 through October 2007. He served as chief executive officer of New Century Equity Holdings Corp. from June 2004 through October 2007. Prior to joining Newcastle Capital Management, he was an investment banker with a primary focus on the energy sector. Mr. Pully is also a director of Peerless Systems Corporation and New Century Equity Holdings Corp.

Director Emeritus

Mr. John G. Phillips, age 85, has been a director since May 1998 and will step down at the 2008 Annual Meeting. Thereafter, he will serve as Director Emeritus. Since 1995, Mr. Phillips has been an independent financial consultant. Mr. Phillips is former chairman, president and chief executive officer of LL&E and, since 1972, continues to serve as a director of the Whitney National Bank and Whitney Holding Corporation. Mr. Phillips retired from LL&E in 1985.

As a Director Emeritus, Mr. Phillips is entitled to attend Board meetings and committee meetings and participate in discussion of matters that come before the Board or its committees, although he is not entitled to vote upon any such matters.

Item 2 — Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP as the independent registered public accountants for the year ending December 31, 2008. While stockholder ratification is not required by the Company’s Amended and Restated Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accountants to audit the Company’s consolidated financial statements for the year ending December 31, 2008. The persons designated as proxies will vote FOR the ratification of KPMG LLP as the Company’s independent registered public accountants, unless otherwise directed. Representatives of KPMG LLP are expected to be present at the 2008 Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

Item 3 — Adjournment or Postponement of the 2008 Annual Meeting, as Necessary

An adjournment or postponement of the 2008 Annual Meeting may be necessary for the Company to conduct the business of the Company that is before the meeting or may properly come before the meeting.

The Board of Directors recommends a vote FOR the proposal to adjourn or postpone the 2008 Annual Meeting, as necessary. The persons designated as proxies will vote FOR the adjournment or postponement of the 2008 Annual Meeting, as necessary, unless otherwise directed.

CORPORATE GOVERNANCE

The Board of Directors

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. The Company’s Corporate Governance Guidelines provide that directors are expected to attend regular Board meetings and the Annual Meeting of Stockholders in person and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During calendar year 2007, the Board of Directors held a total of 13 meetings, regular and special. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and of the committees on which they served during the period. All of the Company’s then current directors who were standing for reelection at the meeting attended the annual meeting of stockholders in 2007, except Messrs. Bumgarner and Dawkins.

The non-management directors meet in executive sessions at least semi-annually and our independent directors meet at least annually, to discuss such matters as they deem appropriate. At least once a year, our non-management directors meet to review the Compensation Committee’s annual review of the chief executive officer. These executive sessions are chaired by the Chairman of the Nominating & Governance Committee. Stockholders may communicate with the non-management directors, or the chair of our executive sessions, by following the procedures under “— Communications with Board of Directors”.

Committees of the Board

The Audit Committee

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the current members of which are Messrs. Bumgarner, Carlisle (Chairman), Carter and Phillips. The Board of Directors has determined that each of the members of the Audit Committee is “independent” as defined by NYSE listing standards and the rules of the SEC applicable to audit committee members, and that Mr. Carlisle qualifies as an “audit committee financial expert” as described in Item 401(h) of Regulation S-K. The Audit Committee has a charter under which its primary purpose is to assist the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent registered public accountants’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent registered public accountants and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment and compensation of the independent registered public accountants. During fiscal year 2007, the Audit Committee held eight (8) meetings.

The Compensation Committee

The Board of Directors has a standing Compensation Committee, the current members of which are Messrs. Bumgarner (Chairman), Gershen, Herrin and Phillips. The Compensation Committee has a charter under which its responsibilities and authorities include reviewing the Company’s compensation strategy, reviewing the performance of and approving the compensation for the senior management (other than the chief executive officer), evaluating the chief executive officer’s performance and, either as a committee or together with the other independent directors, determining and approving the chief executive officer’s compensation level. In addition, the committee approves and administers employee benefit plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined by NYSE listing standards. During fiscal year 2007, the Compensation Committee held six (6) meetings.

The Nominating & Governance Committee

The Board of Directors also has a standing Nominating & Governance Committee, the current members of which are Dr. Francis (Chairman) and Messrs. Carter and Herrin. The Nominating & Governance Committee has a charter under which its responsibilities and authorities include identifying director candidates and recommending director nominees for the next annual meeting of stockholders or for any vacancy on the Board of Directors and recommending members of the Board of Directors to serve on the various committees. In addition, the Nominating & Governance Committee develops and recommends to the Board of Directors the Corporate Governance Guidelines of the Company and is responsible for the oversight of the evaluation of the Board of Directors and management. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” as defined by NYSE listing standards. During fiscal year 2007, the Nominating & Governance Committee held two (2) meetings.

Nominee Qualifications

When seeking candidates for director, the Nominating & Governance Committee may solicit suggestions from incumbent directors, management, stockholders or others. While the Nominating & Governance Committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2007. After conducting an initial evaluation of a potential candidate, the Nominating & Governance Committee will interview that candidate if it believes such candidate might be suitable to be a director. The Nominating & Governance Committee may also ask the candidate to meet with management. If the Nominating & Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Nominating & Governance Committee selects each nominee based on the nominee’s skills, achievements and experience. The Nominating & Governance Committee considers a variety of factors in selecting candidates, including, but not limited to the following: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management and a willingness to commit time and energy.

This year, Messrs. Latimer, Patton and Pully are standing for election by the stockholders for the first time. Messrs. Latimer, Patton and Pully were recommended to the Board by Carlson Capital, L.P., a 9.4% holder of the Company’s Common Stock. Please see “Certain Relationships and Related Transactions”.

Communications with Board of Directors

The Nominating & Governance Committee, on behalf of the Board, reviews letters from stockholders concerning the Company’s annual general meeting and governance process and makes recommendations to the Board based on such communications. Stockholders can send communications to the Board and to the non-management directors by mail in care of the Corporate Secretary at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it.

Website Access to Corporate Governance Documents

Copies of the charters for the Audit Committee, the Compensation Committee and the Nominating & Governance Committee, as well as the Company’s Corporate Governance Guidelines and Code of Business

Conduct and Ethics (the “Code”) that applies, among others, to the Company’s principal executive officer, principal financial officer and controller, are available free of charge on the Company’s website at www.eplweb.com or by writing to Investor Relations, Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. The Company will also post on its website any amendment to the Code and any waiver of the Code granted to any of its directors or executive officers to the extent required by applicable rules.

Compensation of Directors

Fiscal 2007 Director Compensation

The table below sets forth cash and equity compensation paid to our non-employee directors in Fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
John C. Bumgarner, Jr.	45,000	147,267	21,272	213,538
Jerry D. Carlisle	65,500	121,433	21,272	208,205
Harold D. Carter	63,500	116,433	21,272	201,205
Enoch L. Dawkins	46,000	113,933	21,272	181,205
Dr. Norman C. Francis	49,000	123,600	21,272	193,871
Robert D. Gershen	39,000	132,267	21,272	192,538
William R. Herrin, Jr.	42,000	132,267	21,272	195,538
William O. Hiltz	28,000	132,267	21,272	181,538
John G. Phillips	67,500	116,433	21,272	205,205

(1)	Amounts reflect compensation cost recorded in the 2007 consolidated financial statements for each named individual and include grants made in previous years for which compensation expense is required to be recognized in accordance with Statement of Financial Standards No. 123 (R) “Share-Based Payment” (“Statement 123R”). As of December 31, 2007 outstanding stock awards were 6,000 restricted share units for each director granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors. Messrs. Bumgarner, Gershen and Hiltz and Dr. Francis, respectively, also have 19,017, 1,993, 6,640 and 3,336 phantom shares accrued for under our Stock and Deferral Plan for Non-Employee Directors. The grant date fair value of restricted share unit awards made to all directors in 2007 was $17.20 per share as computed in accordance with Statement 123R. Please refer to footnotes 2(j) and 14 in the Company’s consolidated financial statements filed on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used in computing the grant date fair value of stock based compensation awards. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.
(2)	Amounts reflect compensation cost recorded in the 2007 consolidated financial statements for each named individual and include grants made in previous years for which compensation expense is required to be recognized in accordance with Statement 123R. As of December 31, 2007 there were 31,500 shares of Common Stock underlying options granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to each of Messrs. Bumgarner, Carter, Gershen and Phillips, respectively, 21,500 to Mr. Carlisle, 11,500 to each of Dr. Francis and Mr. Herrin, 15,500 to Mr. Hiltz and 17,500 to Mr. Dawkins. There were no grants of stock option awards to directors in 2007. The amounts reflected in the table represent the 2007 expense related to the 2006 option awards. Please refer to footnotes 2(j) and 14 in our consolidated financial statements filed on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used in computing the grant date fair value of stock based compensation awards. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.

Non-employee directors receive an annual retainer of $40,000 (which will be reduced to $20,000 commencing with the 2008 Annual Meeting) and meeting fees of $2,000 for each Board meeting, and $1,500 for each committee meeting, attended (even if held on the same date). The Board determined that a larger portion of non-employee director compensation should be “at risk” and reduced the annual retainer by $20,000 and increased the value of stock options by an equal amount. Commencing with the 2008 Annual Meeting, Mr. John G. Phillips will be a Director Emeritus of the Company and will be paid $146,000 for his services. The Chairman of the Audit Committee receives an additional $15,000 per year, each other Audit Committee member receives an additional $5,000 per year and the Chairman of each of the Compensation Committee and the Nominating & Governance Committee receives an additional $10,000 per year. Meeting fees are paid in cash. Retainer fees are paid in shares of Common Stock (valued at fair market value); provided that a director may elect to receive up to 50% of such retainer fees in cash. Directors may defer all or a portion of their retainer and meeting fees. Our Stock and Deferral Plan for Non-Employee Directors governs the payment of retainer and meeting fees and the terms of any deferrals of such fees. The Statement 123R charge for deferrals of retainer and meeting fees that are invested in phantom shares of the Company’s Common Stock is included in the stock awards column in the above table. Directors are also reimbursed for their reasonable expenses in connection with attending Board of Director meetings and other Company events.

Our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors provides for grants of stock options and restricted share units to members of the Board of Directors who are not employees of the Company or any subsidiary. The size of any grants of stock options and restricted share units to non-employee directors, including to new directors, will be determined annually, based on the analysis of an independent compensation consultant. Based on such analysis, in April 2008 the Compensation Committee recommended, and the Board approved, the grant of 6,000 restricted share units to each non-employee director, and stock options with a binomial value of $20,000, on the date of the 2008 Annual Meeting. Restricted share units and stock options become 100% vested on the first anniversary of the date of grant provided the eligible director continues as a director of the Company throughout that one-year period. Prior to the first anniversary of the date of grant, an eligible director shall be vested in the pro rata number of restricted share units and stock options based on the number of days during that year that the eligible director served. The total number of shares of our Common Stock that may be issued under the plan is 500,000, subject to adjustment in the case of certain corporate transactions and events.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Board and the Compensation Committee (“Committee”) believe that the Company’s compensation program should motivate employees to achieve the Company’s annual, long-term and strategic goals, while aligning employee and stockholder interests. The Company’s compensation objectives are to attract and retain the best available talent and foster its corporate culture of teamwork to achieve its business objectives while rewarding individual contributions, all in order to achieve a superior rate of return over time. The Company’s compensation philosophy is designed so that a substantial component of each employee’s potential annual compensation is dependent upon measurable improvement to stockholder value.

Decisions with respect to the compensation of the Company’s executive officers are made by the Committee. The compensation of non-executive officers and other employees is determined by the executive officers. The compensation of the Chief Executive Officer is recommended by the Committee and approved by the independent members of the Board of Directors.

The Committee based its decisions with respect to performance-measured compensation of our executive officers for services rendered in 2007 upon these principles and its assessment of each officer’s potential to enhance long-term stockholder value. The Committee also considered each executive officer’s current salary and prior year compensation, as well as compensation paid to the executive officer’s peers. The Committee engages Frederic W. Cook & Co., Inc. and Towers Perrin as consultants to assist it in determining appropriate types and levels of compensation. Towers Perrin assists the Committee with its evaluation of base salary, and Frederic W.

Cook & Co., Inc. assists with all other compensation matters. Neither firm performs services for the Company other than its work for the Committee. The Committee expects recommendations from the Company’s Chief Executive Officer but exercises its own judgment and makes its own determination.

Types of Compensation

The Company provides two main types of compensation to executive officers:

(1) annual compensation, consisting of a base salary and an incentive bonus on the attainment of corporate objectives and individual performance; and

(2) long-term compensation, consisting of restricted share units (settled in shares or cash) and stock options and share appreciation rights (settled in shares or cash), the value of which is directly linked to the value of a share of the Company’s Common Stock.

Annual Compensation

At least once each year, the Committee reviews the Company’s executive officers’ base salary. This review is conducted with the assistance of Towers Perrin. The consultant’s analysis includes an assessment of the Company’s executive officers’ compensation levels compared to other executive officers in similar positions in the Company’s industry sector. The annual base salary of each executive is determined by an analysis of the compensation paid to other executive officers in similar positions in the Company’s peer group and market data derived from a combination of sources, including published salary survey data of other exploration and production companies purchased from third parties. The Committee reviewed the following data in late 2006 in connection with making its determination for establishing base salaries for 2007: (1) published surveys of compensation consulting firms, which target exploration and production companies, and (2) a peer group of companies including ATP Oil & Gas Corp., Berry Petroleum Company, Bois d’Arc Energy Inc., Cabot Oil & Gas Corp., Cimarex Energy Co., Comstock Resources Inc., Encore Acquisition Company, Forest Oil Corporation, Houston Exploration Company, Meridian Resource Corp., Newfield Exploration Company, Range Resources Corporation, St. Mary Land & Exploration Company, Stone Energy Corp. and Swift Energy Company.

The data from the published surveys cannot be identified by specific companies, but is based upon data submitted by companies with revenues ranging from $100 million to $700 million. The Committee uses these different analyses to ensure it is getting a broad perspective on the market place data on which to base its decisions. The Committee targets the median to 75th percentile of its peer group for base salary. A competitive base salary is consistent with the Company’s long-term objectives of attracting and retaining highly qualified, competent executives.

The incentive bonus is particularly aligned with the interests of the Company’s stockholders. Incentive bonuses are based on quantitative and qualitative factors that the Committee may deem appropriate and the Committee’s assessment of the individual’s performance. While the Committee does not apply a completely formulaic approach, in 2007 the quantitative factors considered consisted of predetermined targets of production growth, reserve replacement, reserve replacement cost relative to the peer group, cash costs (lease operating expenses, general and administrative expense and taxes other than on earnings, excluding the Company’s merger and acquisition expenses) per barrel of oil equivalent (“Cash Costs/Boe”) relative to the peer group, and the increase in value of the Company’s Common Stock relative to the peer group. The Committee weighted each of these factors equally, and the Named Officers can receive up to a maximum of 200% of each quantitative target for specified performance exceeding the Company’s objectives. The Committee has in the past adjusted targets for extraordinary events such as significant tropical storms. The Committee also compares the Company’s results against the results of its peer group. The Committee does not set individual performance goals for the Company’s executives. The peer group used for incentive bonus comparisons, which was formulated in late Summer of 2007, is comprised of ATP Oil & Gas Corp., Bois d’Arc Energy, Inc., Callon Petroleum Company, Mariner Energy, Inc., McMoRan Exploration Co., Meridian Resource Corp., Stone Energy Corp. and W & T Offshore, Inc.

A target bonus percentage of base salary is predetermined and periodically reviewed for each executive on the basis of market practices, although actual bonus payments can be significantly affected by the Committee’s assessment of individual performance. The target bonus percentages for the current Named Officers set forth in the Summary Compensation Table are as follows: Mr. Bachmann, 100%; Mr. Peper, 55%; Mr. Leary, 55%; Mr. DeBrock, 50%; and Mr. Vincent, 50%. The Committee targets the 75th percentile for the combination of base salary and incentive bonus when results warrant. In reviewing quantitative factors, the Committee will determine each year whether a threshold level of performance below the Company’s objectives is deserving of any bonus percentage, taking into account external factors beyond the control of the executives.

For 2007, the Committee determined that the Company did not meet its targets for production growth (actual of 7%, adjusted for the 2007 sale of assets, with a target of 10%), stock price performance (from the market close on December 30, 2006 to December 31, 2007, the Company was in the bottom quartile of its peer group), reserve replacement (target of 130%, with an actual performance of a negative 31%), Cash Costs/Boe (an indexed target based on peer performance, with an actual of $15.28, after adjusting to exclude the Company’s merger and acquisition related expenses in 2007) or reserve replacement cost (an indexed target based on peer performance, which was not calculable due to the negative reserve replacement). Based on these results, the Committee determined that no bonuses in accordance with the Company’s quantitative factors were warranted. The Committee expects to determine shortly whether to modify the corporate targets that are to serve as the quantitative factors used in determining incentive bonuses for 2008 performance.

Long-Term Compensation

In determining the appropriate levels of incentive compensation, the Committee reviews comparable compensation, as well as historical share usage and dilution analyses and the fair value of long-term compensation as a percentage of market capitalization, of its peer group. It also reviews the mix of equity forms used by exploration and production companies of similar size and revenues in compensating executive officers.

Last year the Committee used a combination of stock options and cash-settled restricted share units to provide equity compensation to the executive officers. These equity forms create an alignment of interests with the Company’s stockholders. Stock options have an exercise price equal to the fair market value on the date of grant, and have a ten-year term, vesting in one-third increments on the first three anniversaries of the date of grant. If any grantee voluntarily leaves the Company other than by reason of retirement, unvested options are forfeited and vested options must be exercised within 30 days. Unvested options will become immediately exercisable upon a change of control (as defined) of the Company. If any grantee leaves the Company, unvested cash-settled restricted share units are forfeited. Unvested cash-settled restricted share units will become fully vested upon a change of control (as defined) of the Company. Each cash-settled restricted share unit vests in one-third increments on the first three anniversaries of the date of grant for annual awards, but could vest differently if used as an employment or other special award, as determined by the Committee.

The Committee has historically targeted the 75th percentile for long-term compensation. In 2007, the desired dollar value of long-term compensation was divided between stock options (25%) and cash-settled restricted share units (75%) based on the binomial value of the stock options with FAS 123R assumptions and the market price of Common Stock at grant for cash-settled restricted share units. The Committee approved awards for the executive officers in late Spring of 2007 based upon the 75th percentile, consistent with the Committee’s compensation philosophy. The peer group used to make this determination, which was formulated in early 2007, consisted of: ATP Oil & Gas Corp., Cabot Oil & Gas Corp., Comstock Resources Inc., Denbury Resources Inc., Houston Exploration Company, Meridian Resources Corp., Newfield Exploration Company, St. Mary Land & Exploration Company and Stone Energy Corp. The awards are set forth under “—Grants of Plan-Based Awards”. The Committee reviews its compensation philosophy periodically, and reserves the right to change the method of awarding long-term equity compensation.

The Committee also reviewed data relating to the 2005 — 2007 performance cycle, which was based on three year production growth, three year proved reserve growth and three year return on investment targets, in each case compared to peer groups determined annually. Each factor is weighted equally, and Named Officers can receive up to a maximum of 200% of each quantitative factor. The Committee determined that the Company partially met the production growth and reserve growth criteria compared to its peer group in 2005, the first year of the three year award cycle. In accordance with the terms of the performance share award, the Committee vested 16.7% of the performance shares, or 6,749 shares. The Committee did not grant any new performance shares in 2007.

In April 2008, the Committee made long-term equity awards to the Named Officers. Except for the award to Mr. Bachmann described below, the Committee used a combination of stock options, restricted share units, and cash-settled restricted share units to provide long-term equity compensation.

Compensation of the Chief Executive Officer

The Committee based its recommendations to the independent members of the Board with respect to compensation of our Chief Executive Officer, Richard A. Bachmann, for services rendered in 2007 on the factors discussed above and our assessment of his potential to enhance long-term stockholder value. The Committee also considered Mr. Bachmann’s current salary and prior year compensation, as well as compensation paid to his peers. The Committee used its outside compensation consultants to assist it in determining appropriate types and levels of compensation. The independent members of the Board accepted the Committee’s recommendations.

Mr. Bachmann’s base salary of $500,000 for 2007 was commensurate with the median to 75th percentile of base salaries for chief executive officers of the various data analyses presented to the Committee, as described above. For 2008, Mr. Bachmann’s base salary was increased to $525,000. Mr. Bachmann’s bonus target is 100%. Mr. Bachmann was not awarded a bonus for 2007. Mr. Bachmann’s 2007 long-term incentive awards are set forth under “—Grants of Plan-Based Awards”.

In April 2008, in order to better align the interests of the Chief Executive Officer with stockholders and to place him more “at risk”, the Committee recommended, and the independent directors approved, long-term equity compensation for Mr. Bachmann in the form of an award of 500,000 cash-settled share appreciation rights. The share appreciation rights have an exercise price equal to fair market value on the date of grant, have a ten-year term and vest in one-third increments on the first three anniversaries of the date of grant. This award, and related charges, will be shown in the tables below for the 2009 Annual Meeting of Stockholders.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility for federal income taxes of compensation in excess of $1 million paid to a publicly held company’s chief executive officer and any of the other four highest-paid executive officers, except for “performance-based” compensation. The Committee is aware of this limitation and intends to consider the effects of Section 162(m) on the Company when making compensation decisions.

Stock Ownership Guidelines

The Company has Executive Stock Ownership Guidelines that generally require the Company’s Chief Executive Officer, President, and each Executive Vice President and each Senior Vice President to maintain a share ownership equal to 50% of the “profit shares” acquired under equity compensation plans of the Company. Profit shares means the Company Shares held by an executive as a result of the exercise of stock options, the lapsing of restrictions on restricted stock and restricted share units and the earning of performance shares, after giving effect to Company Shares sold or netted to pay any exercise price or tax withholding amounts related to such award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in the Company’s filings pursuant to the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such filings.

Compensation Committee

John C. Bumgarner, Chairman

Robert D. Gershen, Member

William R. Herrin, Member

John G. Phillips, Member

Notwithstanding any SEC filing by the Company that includes or incorporates by reference other SEC filings in their entirety, this Compensation Committee Report shall not be deemed to be “filed” with the SEC except as specifically provided otherwise therein.

Summary Compensation Table

The following table sets forth certain summary information for the year ending December 31, 2007 concerning the compensation earned by the Company’s Named Officers consisting of its principal executive officer (Mr. Bachmann), each individual who served as principal financial officer in 2007 (Messrs. Leary and Woodall), the four most highly-compensated executive officers for fiscal 2007 (Messrs. Peper, DeBrock, Dykes and Vincent), and a former executive officer (Mr. Gobe) who would have been one of three most highly compensated executive officers but for his retirement in September 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard A. Bachmann Chairman and Chief Executive Officer	2007	500,000	—	248,120	825,977	—	21,394	1,595,491
	2006	440,000	—	649,580	890,594	300,000	20,914	2,301,088

John H. Peper	2007	250,000	200,000	92,720	280,294	—	17,142	840,156
Executive Vice President, General Counsel and Corporate Secretary	2006	236,000	—	149,425	313,471	88,264	27,953	815,113

Joseph T. Leary Executive Vice President and Chief Financial Officer (5)	2007	92,788	50,000	—	132,863	—	1,366	277,017

Thomas D. DeBrock Senior Vice President — Exploration (6)	2007	226,620	103,500	419,241	64,795	—	134,883	949,039

L. Keith Vincent Senior Vice President — Acquisitions and Land (6)	2007	193,515	86,000	173,133	—	—	13,857	466,505

Phillip A. Gobe Former President and Chief Operating Officer (7)	2007	251,250	—	691,234	826,052	—	13,529	1,782,065
	2006	315,000	—	583,422	717,595	139,230	25,396	1,780,643

T. Rodney Dykes Former Senior Vice President-Production and Construction (8)	2007	227,579	—	63,699	166,309	—	15,937	473,524
	2006	212,000	—	103,299	210,599	72,080	14,891	612,869

Timothy R. Woodall	2007	92,949	—	182,200	372,117	—	5,960	653,226
Former Executive Vice President and Chief Financial Officer (9)	2006	91,987	150,000	52,231	162,561	38,958	29,471	525,208

(1)	Amounts include Chairman’s awards paid to Messrs. Peper, DeBrock and Vincent. Bonuses paid for 2007 performance are found under the column captioned “Non-Equity Incentive Plan Compensation”.
(2)

Amounts reflect compensation cost recorded in the 2007 consolidated financial statements for each named individual and includes grants made in previous years for which compensation expense is required to be recognized in accordance with Statement 123R. The expense has been calculated based on the grant date fair value of the respective awards offset by the fiscal 2007 reversal of a portion of the amounts expensed in 2006 due to reductions in assumptions regarding payout levels and in certain cases, share price. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions. Please refer to footnotes 2(j) and 14 in the Company’s consolidated financial statements filed on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used in computing the grant date fair value of stock based compensation awards. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.

(3)	Amounts reflected under this column are paid pursuant to the Company’s incentive compensation plan as described in the incentive bonus paragraph under “Annual Compensation” in the “Compensation Discussion and Analysis”.
(4)	The amounts represent the dollar value of term life insurance premiums paid by us for the benefit of the Named Officers, the dollar value of the Company match to the Energy Partners, Ltd. 401(k) Plan on the employees’ behalf, and reimbursement of relocation expenses. The plan generally requires that the 401(k) match be held in our Common Stock for a period of three years. For 2007, (i) the life insurance premiums for Messrs. Bachmann, Peper, DeBrock, Dykes, Leary, Vincent, Gobe and Woodall were $6,574, $2,322, $723, $1,117, $871, $926, $2,129 and $203 respectively; (ii) the value of the 401(k) match for Messrs. Bachmann, Peper, DeBrock, Dykes, Vincent, Gobe and Woodall were $13,500, $13,500, $13,500, $13,500, $11,611, $10,411 and $3,750 respectively; (iii) the value of reimbursed relocation expenses for Mr. Woodall was $3,196, inclusive of tax gross up of $1,457, and (iv) $120,000 paid to Mr. DeBrock in 2007 under a deferred compensation agreement.
(5)	Mr. Leary became the Company’s Executive Vice President and Chief Financial Officer upon his appointment by the Board of Directors in August 2007 and was paid a cash bonus of $50,000 upon commencement of employment.
(6)	Messrs. DeBrock and Vincent became executive officers of the Company in 2007.
(7)	Mr. Gobe retired as an officer in September 2007 but continues to serve as a Director of the Company. Mr. Gobe was paid $6,000 in cash fees for his services as a director subsequent to his retirement.
(8)	Mr. Dykes ceased to be an executive officer of the Company on February 14, 2008.
(9)	Mr. Woodall served as Executive Vice President and Chief Financial Officer from August 21, 2006 to May 9, 2007.

Grants of Plan-Based Awards

The table below sets forth certain information with respect to awards granted to the Named Officers in 2007.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold	Target	Maximum
Richard A. Bachmann (3)	June 1, 2007	June 1, 2007	0	500,000	N/A	—	—	—	—	—
			—	—	—	—	78,248	17.27	17.27	534,546
			—	—	—	100,588	—	—	17.27	1,737,155

John H. Peper (4)	May 30, 2007	May 30, 2007	0	137,500	N/A	—	—	—	—	—
			—	—	—	—	18,086	16.82	16.82	120,272
			—	—	—	23,250	—	—	16.82	391,065

Joseph T. Leary (5)	August 21, 2007	August 17, 2007	0	57,292	N/A	—	—	—	—	—
			—	—	—	—	100,000	13.26	13.26	524,528

Thomas D. DeBrock (6)	April 3, 2007	April 3, 2007	0	130,000	N/A	—	—	—	—	—
			—	—	—	10,000	—	—	17.82	178,200

T. Rodney Dykes (4)	May 30, 2007	May 30, 2007	0	120,000	N/A	—	—	—	—	—
			—	—	—	—	14,243	16.82	16.82	94,766
			—	—	—	18,309	—	—	16.82	307,957

L. Keith Vincent (6)	April 3, 2007	April 3, 2007	0	115,000	N/A	—	—	—	—	—
			—	—	—	4,650	—	—	17.82	82,863

Phillip A. Gobe(4)	May 30, 2007	May 30, 2007	0	217,750	N/A	—	—	—	—	—
			—	—	—	—	33,153	16.82	16.82	220,467
			—	—	—	42,618	—	—	16.82	715,835

(1)	Amounts actually paid are reflected in the column titled “Non-Equity Incentive Plan Compensation” found on the “Summary Compensation Table.”
(2)	Amounts reflect the grant date fair value of the respective awards computed in accordance with Statement 123R. Please refer to footnotes 2(j) and 14 in the Company’s consolidated financial statements filed on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used in computing the grant date fair value of stock based compensation awards. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.

(3)	On June 1, 2007, Mr. Bachmann was granted stock options with a ten-year term that are exercisable as follows: one-third become exercisable on June 1, 2008, one-third become exercisable beginning on June 1, 2009 and the remainder are exercisable beginning on June 1, 2010. Also on June 1, 2007 Mr. Bachmann was granted cash-settled restricted share units that vest as follows: one third vest on June 1, 2008, one-third vest on June 1, 2009 and the remainder vest on June 1, 2010.
(4)	On May 30, 2007, Messrs. Gobe, Dykes and Peper were granted stock options with a ten-year term that are exercisable as follows: one-third become exercisable beginning on May 30, 2008, one-third become exercisable beginning on May 30, 2009 and the remainder are exercisable beginning on May 30, 2010. Also, on May 30, 2007, Messrs. Gobe, Dykes and Peper were granted cash-settled restricted share units that vest as follows: one-third vest on May 30, 2008, one-third vest on May 30, 2009 and the remainder vest on May 30, 2010. In connection with Mr. Dykes’ departure from the Company effective March 31, 2008, the Company agreed to accelerate the exercisability and vesting of Mr. Dykes’ 4,748 stock options and 6,130 cash-settled restricted share units that were otherwise scheduled to become exercisable and vest on May 30, 2008. The remainder of his May 30, 2007 stock option and cash-settled restricted share unit grants were forfeited. See “—Potential Payments Upon Termination or Change of Control” for a description of Mr. Dykes’ agreement with the Company.
(5)	Mr. Leary commenced employment with us on August 21, 2007 and at that time, was granted stock options with a ten-year term that become exercisable as follows: one-third become exercisable on August 21, 2008, one-third become exercisable on August 21, 2009 and the remainder become exercisable on August 21, 2010. Also, on August 21, 2007, Mr. Leary was granted cash-settled restricted share units which vest on August 21, 2010.
(6)	On April 3, 2007, Messrs. DeBrock and Vincent were granted restricted share units. For the shares awarded, one-third vested on April 3, 2008, one-third vest on April 3, 2009 and the remainder vest on April 3, 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Under our offer letter agreement with Mr. Leary dated August 21, 2007, he is entitled to an annual salary of at least $250,000. In addition, Mr. Leary received an employment payment of $50,000, ten year options to purchase 100,000 shares of Common Stock, which vest ratably over three years at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and 30,000 cash-settled restricted share units which vest on the third anniversary of the date of his start of employment. Mr. Leary’s bonus target is 55% of base pay.

The Company does not have employment agreements with any of the other Named Officers.

2006 Long Term Stock Incentive Plan

The Company’s 2006 Long Term Stock Incentive Plan (the “LTIP”) authorizes the Compensation Committee of the Board of Directors to make the following types of awards to employees of the Company: stock options, share appreciation rights, performance shares, performance units, restricted shares, restricted share units, dividend equivalents and other share-based awards. The Compensation Committee is currently making awards under the LTIP in the form of stock options, restricted share units, cash-settled restricted share units and cash-settled share appreciation rights.

Outstanding Equity Awards at Fiscal 2007 Year-End

The table below sets forth information concerning the value of outstanding equity awards held by the Named Officers as of December 31, 2007.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Richard A. Bachmann	100,000	None	10.80	April 30, 2011	—	—	—	—
	53,334	None	10.07	May 6, 2013	—	—	—	—
	200,000	None	13.58	May 13, 2014	—	—	—	—
	41,333	20,667	25.07	March 24, 2015	—	—	—	—
	37,310	74,620	22.98	March 23, 2016	—	—	—	—
	20,887	41,772	18.00	August 3, 2016	—	—	—	—
	None	78,248	17.27	June 1, 2017	—	—	—	—
	—	—	—	—	11,098	131,067	—	—
	—	—	—	—	6,068	71,663	—	—
	—	—	—	—	—	—	14,700	173,607
	—	—	—	—	—	—	100,588	1,187,944
John H. Peper	75,000	None	7.98	January 17, 2012	—	—	—	—
	23,333	None	10.07	May 6, 2013	—	—	—	—
	33,500	None	13.58	May 13, 2014	—	—	—	—
	8,933	4,467	27.34	March 17, 2015	—	—	—	—
	None	100,000	26.59	July 22, 2015	—	—	—	—
	6,727	13,454	22.31	March 16, 2016	—	—	—	—
	3,364	6,726	22.98	March 23, 2016	—	—	—	—
	3,508	7,015	18.00	August 3, 2016	—	—	—	—
	None	18,086	16.82	May 30, 2007	—	—	—	—
	—	—	—	—	3,001	35,442	—	—
	—	—	—	—	1,019	12,034	—	—
	—	—	—	—	—	—	3,175	37,497
	—	—	—	—	—	—	23,250	274,583
Joseph T. Leary	None	100,000	13.26	August 21, 2017	—	—	—	—
Thomas D. DeBrock	2,333	None	10.07	May 6, 2013	—	—	—	—
	15,000	None	13.58	May 13, 2014	—	—	—	—
	10,000	5,000	27.34	March 17, 2015	—	—	—	—
	3,334	6,666	22.31	March 16, 2016	—	—	—	—
	—	—	—	—	2,500	29,525	—	—
	—	—	—	—	25,000	295,250	—	—
	—	—	—	—	3,333	39,363	—	—
	—	—	—	—	4,000	47,240	—	—
	—	—	—	—	10,000	118,100	—	—
T. Rodney Dykes	10,000	None	12.65	July 26, 2011	—	—	—	—
	10,000	None	7.98	January 17, 2012	—	—	—	—
	13,333	None	10.07	May 6, 2013	—	—	—	—
	26,000	None	13.58	May 13, 2014	—	—	—	—
	6,667	3,333	27.34	March 17, 2015	—	—	—	—
	None	50,000	26.59	July 22, 2015	—	—	—	—
	5,298	10,594	22.31	March 16, 2016	—	—	—	—
	2,649	5,297	22.98	March 23, 2016	—	—	—	—
	None	14,243	16.82	May 30, 2017	—	—	—	—
	—	—	—	—	2,363	27,907	—	—
	—	—	—	—	—	—	2,373	28,019
	—	—	—	—	—	—	18,309	216,229

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
L. Keith Vincent	10,000	None	15.00	November 1, 2010	—	—	—	—
	35,000	None	10.80	April 30, 2011	—	—	—	—
	28,000	None	7.98	January 17, 2012	—	—	—	—
	10,000	None	10.07	May 6, 2013	—	—	—	—
	—	—	—	—	1,233	14,562	—	—
	—	—	—	—	15,000	177,150	—	—
	—	—	—	—	3,100	36,611	—	—
	—	—	—	—	4,650	54,917	—	—
Phillip A. Gobe	50,000	None	18.97	December 6, 2014	—	—	—	—
	30,333	15,167	27.34	March 17, 2015	—	—	—	—
	None	100,000	26.59	July 22, 2015	—	—	—	—
	16,626	33,252	22.31	March 16, 2016	—	—	—	—
	8,313	16,626	22.98	March 23, 2016	—	—	—	—
	2,679	5,357	18.00	August 3, 2016	—	—	—	—
	None	33,153	16.82	May 30, 2017	—	—	—	—
	—	—	—	—	40,000	472,400	—	—
	—	—	—	—	7,418	87,607	—	—
	—	—	—	—	778	9,188	—	—
	—	—	—	—	—	—	42,618	503,319
Timothy R. Woodall	—	—	—	—	—	—	—	—

(1)	Based on the closing price of the Company’s Common Stock of $11.81 on December 31, 2007.
(2)	Represents unvested performance shares based upon the threshold level of performance.

Fiscal 2007 Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of other equity awards by Named Officers during Fiscal 2007. The Named Officers did not exercise any stock options during Fiscal 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Bachmann	—	—	53,333	947,927
	—	—	5,550	99,900
	—	—	3,034	40,565

John H. Peper	—	—	8,000	142,160
	—	—	1,501	27,018
	—	—	510	6,819

Joseph T. Leary	—	—	—	—

Thomas D. DeBrock	—	—	2000	35,300
	—	—	1,667	29,423
	—	—	2,500	44,125
	—	—	3,300	53,196
	—	—	15,000	196,050

T. Rodney Dykes	—	—	7,667	136,243
	—	—	1,182	21,276

L. Keith Vincent	—	—	1,550	27,358
	—	—	1,233	21,762
	—	—	1,800	29,016

Phillip A. Gobe	—	—	3,710	66,780
	—	—	389	5,201

Timothy R. Woodall	—	—	—	—

Fiscal 2007 Pension Benefits

The Company does not have a defined benefit pension plan.

Fiscal 2007 Nonqualified Deferred Compensation

The table below reflects activity for the Named Officers with regard to nonqualified deferred compensation including the Company’s award under a deferred compensation agreement.

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Richard A. Bachmann	—	—		—
John H. Peper	—	—		—
Joseph T. Leary	—	—		—
Thomas D. DeBrock	600,000	120,000	(1)	480,000
T. Rodney Dykes	—	—		—
L. Keith Vincent	—	—		—
Phillip A. Gobe	—	—		—
Timothy R. Woodall	—	—		—

(1)	This amount is reported as “All Other Compensation” in the Summary Compensation Table.

The Company entered into an agreement with Mr. DeBrock on November 29, 2007, pursuant to which the Company would pay Mr. DeBrock $120,000 in cash on December 1, 2007 and on December 1 of each of the four succeeding years provided that Mr. DeBrock remains in the employment of the Company through the applicable payment date. In the event there is a change of control (defined as described in the section headed “Change of Control Arrangements” below) and Mr. DeBrock’s employment terminates within two years following the change of control either by reason of an involuntary termination of employment by the Company without cause (as defined in the agreement) or a termination of employment by Mr. DeBrock for good reason (as defined in the agreement), the Company would pay Mr. DeBrock in a lump sum an amount equal to the sum of the remaining bonus amounts (except that such payment may need to be delayed for six months following termination of employment to comply with federal income tax rules governing nonqualified deferred compensation).

Change of Control Arrangements

The Company has no contracts, agreements, plans or arrangements that provide severance benefits to the Named Officers if they terminate employment prior to a change of control. The Named Officers have the same rights as other employees to receive benefits they have earned under the Company’s broad-based benefit programs, such as their vested account balances under the Company’s 401(k) plan and earned but unused vacation.

Certain of our current and former executive officers, Messrs. Bachmann, Gobe, Peper, Woodall and Leary entered into a Change of Control Severance Agreement (“Severance Agreement”) with the Company. Messrs. Bachmann, Gobe and Peper entered into their respective agreements in March 2005 and Messrs. Woodall and Leary entered into Severance Agreements when they joined the Company in August 2006 and August 2007, respectively. The Severance Agreements for Messrs. Bachmann, Peper and Leary expire on March 28, 2009. In addition, the Company has a Change of Control Severance Plan (the “Severance Plan” and, together with the Severance Agreements, the “Severance Program”) for certain key employees , including Messrs. DeBrock and Vincent. The Severance Plan may be amended or terminated by the Board of Directors in its sole discretion prior to the occurrence of a change of control of the Company. Messrs Gobe, Dykes and Woodall are no longer eligible for payments under the Severance Program and did not receive any payments under the Severance Program when they ceased employment with the Company.

The Severance Program provides that, upon the occurrence of a change of control, all equity awards granted to participants will become fully vested, all stock options and share appreciation rights will become fully exercisable and all restrictions on restricted shares and restricted share units will lapse. With respect to performance shares or other awards contingent on satisfaction of performance measures, the performance cycle will end as of the date of the change of control, and the participant will vest in the number of shares that would have been earned if the performance cycle had ended as of the end of the period covered by the most recently issued year-end financial statement plus such additional number of shares as the Compensation Committee of the Board of Directors shall determine in respect of any period of the performance cycle not covered by such year-end statement. In addition, participants in the Severance Program are entitled to receive certain benefits in the event of the termination of employment either by reason of an involuntary termination without “cause” (as defined) or a voluntary termination for “good reason” (including terminations by the participant following certain changes in duties, benefits, etc. that are treated as involuntary terminations) occurring within two years after a change of control. Upon the occurrence of these two triggers, an eligible participant would be entitled to receive between one and one half and three times the sum of (i) the participant’s annual rate of base salary for the year of termination and (ii) the participant’s average annual bonus from the Company for the three calendar years preceding the calendar year in which such termination of employment occurs (or, if the participant was employed for less than three years, the greater of the average annual bonus for all of the calendar years such individual was employed and the target bonus for the calendar year of termination). Messrs. Bachmann, Peper and Leary are entitled to receive three (3) times, and Messrs. DeBrock and Vincent are entitled to receive two (2) times, the sum described in the preceding sentence. Payments are to be paid in a lump sum in cash within 30 days following termination.

In addition, participants who become entitled to severance benefits will continue to receive medical, dental and life insurance benefits in existence at the time of the change of control for a specified period of time (18 months for our executive officers), provided that the participant continues to pay the same portion of the required premium for such coverage as was required prior to termination. In the case of a participant who becomes entitled to severance benefits, if the participant has not, by the time of his or her termination of employment, received a bonus for the calendar year before the calendar year of termination of employment, the participant will receive a bonus for that year in an amount equal to his or her target bonus opportunity for that year. If any payments are subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, payments to the participant will be reduced until no amount payable to the participant would constitute an “excise parachute payment,” provided that no such reduction will be made if the net after-tax payment to which the participant would otherwise be entitled without such reduction would be greater than the net after-tax payment, in each case, after taking into account Federal, state, local or other income and excise taxes, to the participant resulting from the receipt of such payments with such reduction.

For purposes of the Severance Program and awards under the 2006 Long Term Stock Incentive Plan and the Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors, a change of control generally includes any of the following events: (i) an acquisition by any person of 25% or more of the securities entitled to vote in the election of directors, (ii) the current directors, or their approved successors, no longer constitute a majority of the Board of Directors, (iii) a merger or similar transaction is consummated which results in the holders of our Common Stock owning 50% or less of the surviving or transferee entity’s securities entitled to vote generally in the election of directors or (iv) approval of a plan of liquidation or disposition of all or substantially all of our assets.

Potential Payments Upon Termination or Change of Control

The following table shows the amounts that would be payable to our Named Officers pursuant to the Severance Program, assuming there was a change of control as of December 31, 2007 and a termination of employment occurred on December 31, 2007 qualifying the Named Officer for the benefits under the Severance Program:

Name	Lump Sum Severance Payment ($)	Continuation of Medical, Dental and Life Insurance Benefits ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Shares, Restricted Share Units and Cash-Settled Restricted Share Units ($)(3)	Accelerated Vesting of Performance Shares ($)(4)	Total ($)
Richard A. Bachmann	3,315,000	16,272	—	1,390,675	57,870	4,779,817
John H. Peper	1,168,234	17,948	—	322,059	12,499	1,520,740
Joseph T. Leary	1,162,500	13,009	—	354,300	—	1,529,809
Thomas D. DeBrock	765,000	18,020	—	529,478	—	1,312,498
T. Rodney Dykes	661,787	17,876	—	244,136	9,340	933,139
L. Keith Vincent	623,533	17,804	—	283,239	—	924,576

(1)	The value shown for the continuation of medical and dental benefits is the aggregate amount of the COBRA cost (determined as of December 31, 2007) to provide the benefits minus the Named Officer’s required contribution (determined as of December 31, 2007). The value shown for the continuation of life insurance benefits is the aggregate amounts of the life insurance premiums to provide the benefits at the rate in effect as of December 31, 2007.
(2)	The value of the accelerated vesting of the stock options is based on the positive difference, if any, between the closing price of the Company’s Common Stock of $11.81 on December 31, 2007, as reported by the New York Stock Exchange, and the exercise price of such options.
(3)	The value of the Company’s Common Stock utilized for purposes of this table was the closing price on December 31, 2007. The closing price of the Company’s Common Stock on December 31, 2007, as reported by the New York Stock Exchange, was $11.81.

(4)	The value of the accelerated vesting of performance shares was computed by determining the vesting as if the performance cycle had ended on December 31, 2006 and valuing the shares that would have vested utilizing the closing price of the Company’s Common Stock on December 31, 2007. The closing price of the Company’s Common Stock on December 31, 2007, as reported by the New York Stock Exchange, was $11.81. An estimated 16.67% payout was determined for the 2005 to 2007 performance share cycle.

The above table does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment such as 401(k) plan vested benefits and earned but unused vacation.

As stated above, under the Severance Program, in the event of a change of control, all stock options will become fully exercisable, all restrictions on restricted shares, restricted share units, cash-settled restricted share units and cash-settled share appreciation rights will lapse, and performance shares will vest as if the performance cycle had ended as of the end of the period covered by the most recently issued year-end financial statement, plus such additional number of shares as the Compensation Committee of the Board of Directors shall determine in respect of any period of the performance cycle not covered by such year-end statement. All of the outstanding stock options, restricted shares, restricted share units, cash-settled restricted share units, cash-settled share appreciation rights and performance shares contain the respective provisions to that effect. Termination of employment in a qualifying termination is not a condition for such benefits. Thus, if a change of control were to occur, the Named Officers would receive the benefit of the accelerated vesting of stock options, restricted shares, restricted share units, cash-settled restricted share units, cash-settled share appreciation rights and performance shares as shown in the above table even if the Named Officer’s employment does not terminate. Pursuant to the terms of outstanding stock options and cash-settled share appreciation rights, in the event of a change of control, such options and cash-settled share appreciation rights would remain exercisable until the expiration of their 10-year term. Under the terms of outstanding restricted shares, restricted share units, cash-settled restricted share units and performance shares, in the absence of a change of control, such awards would be forfeited in the event of a termination of employment for any reason. Under the terms of outstanding stock options and cash-settled share appreciation rights, in the absence of a change of control, the following rules would apply upon a termination of employment: (i) in the case of a termination for any reason other than death, disability or retirement (defined to mean a voluntary termination on or after age 55 with at least 5 years of service), unvested options and cash-settled share appreciation rights would be forfeited and vested options and cash-settled share appreciation rights would remain exercisable for 30 days following termination of employment (but not beyond their expiration date), and (ii) in the case of a termination by reason of death, disability or retirement, options and cash-settled share appreciation rights would continue to vest through December 31st of the year of termination of employment, unvested options and cash-settled share appreciation rights would be forfeited as of such December 31st, and vested options and cash-settled share appreciation rights would remain exercisable for three (3) years following termination of employment (but not beyond their expiration date).

In connection with the retirement of Mr. Gobe, the stock options, restricted share units and cash-settled restricted share units granted to him were modified to provide for vesting to continue following Mr. Gobe’s retirement in accordance with the award’s regular vesting schedule and for vested options to remain outstanding until the end of the three-year period beginning on the date of his retirement (but not beyond their expiration date), except that Mr. Gobe’s outstanding stock options, restricted share units and cash-settled restricted share units would be forfeited if he were to commence full-time employment as an executive with, or service on the board of directors of, a business enterprise engaged directly or through one or more subsidiaries in the oil and gas exploration and production business.

In connection with Mr. Dykes’ departure from the Company, effective March 31, 2008, Mr. Dykes agreed to release claims against the Company and its subsidiaries, affiliates, officers, directors and other persons and to comply with certain confidentiality provisions, and the Company agreed (i) to pay Mr. Dykes $245,000 in severance pay, (ii) to accelerate the vesting of Mr. Dykes’ 4,748 nonqualified stock options otherwise scheduled to vest on May 30, 2008, (iii) to permit Mr. Dykes’ vested stock options to remain exercisable for up to three years after the date of Mr. Dykes’ departure, (iv) to accelerate the vesting of Mr. Dykes’ 6,103 cash-settled restricted share units otherwise scheduled to vest on May 30, 2008, and (v) to provide reimbursement for the employer portion of Mr. Dykes’ COBRA premiums for up to 12 months.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board of Directors.

It is not the responsibility of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles, or to certify the Company’s financial statements. This is the responsibility of management and the independent registered public accountants. It is also not the responsibility of the Audit Committee to guarantee the opinion of the independent registered public accountants or assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

Based on the Audit Committee’s review of the audited financial statements as of and for the fiscal year ended December 31, 2007 and its discussions with management regarding such audited financial statements and management’s assessment of the effectiveness of the Company’s system of internal control over financial reporting, its receipt of written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, its discussions with the independent registered public accountants regarding such auditor’s independence, the matters required to be discussed by the Statement on Auditing Standards 61, and its discussions with the independent registered public accountants regarding its opinion on the effectiveness of the Company’s system of internal control over financial reporting, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Audit Committee

Jerry D. Carlisle, Chairman

John C. Bumgarner, Member

Harold D. Carter, Member

John G. Phillips, Member

Fees Billed to the Company by KPMG LLP During Fiscal Years Ended December 31, 2007 and 2006

Audit Fees. Audit fees (including expenses) billed (or billable) to the Company by KPMG LLP with respect to fiscal 2007 and fiscal 2006 were $688,850 and $635,000, respectively. 2007 audit fees include (i) integrated audit services — $550,000; and (ii) registration statements — $138,850. 2006 audit fees include (i) integrated audit services — $505,000; and (ii) registration statements — $130,000.

Audit-Related Fees. There were no audit-related fees (including expenses) billed (or billable) to the Company by KPMG LLP with respect to fiscal 2007 and fiscal 2006.

Tax Fees. There were no tax fees (including expenses) billed by KPMG LLP with respect to fiscal 2007 or fiscal 2006.

All Other Fees. There were no other fees (including expenses) billed by KPMG LLP with respect to fiscal 2007 and fiscal 2006.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s public accountants. The Audit Committee pre-approved all such audit and non-audit services by our independent registered public accountants during 2007.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will annually review and pre-approve the audit, review and attest services to be provided during the next audit cycle by the independent registered public accountants and may annually review and pre-approve permitted non-audit services to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee. All requests or applications for the independent registered public accountants to provide services to the Company shall be submitted to the Audit Committee or its designated subcommittee by the Chief Financial Officer or Controller and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. To the Company’s knowledge, with respect to the year ended December 31, 2007, all applicable filings were timely made, other than a Form 3 and Form 4 filing for Ms. Riviere, the Company’s Principal Accounting Officer, due to an administrative error, which reported 13 delinquent transactions, of which 12 were exempt transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Any proposed related party transactions are submitted to the Board of Directors for approval. In 2007 through the mailing date of this Proxy Statement, the Company did not engage in any transaction with a related person in which the amount involved exceeded $120,000, other than the items discussed below.

Mr. Hiltz is a senior managing director of Evercore Partners Inc., an affiliate of one of the Company’s financial advisors, Evercore Group L.L.C. Evercore Group L.L.C. provided financial advisory services on customary terms to the Company in connection with the merger agreement with Stone Energy Corporation that was subsequently terminated, the offer to purchase all of the Company’s stock made by Woodside Petroleum, Ltd. and the Company’s exploration of strategic alternatives. Evercore Group L.L.C. received fees of $1.6 million in 2006 in connection with financial advisory services related to the Stone transaction and the consideration of the unsolicited offer from Woodside. In addition, a $7.0 million fee was due to Evercore Group L.L.C. upon the earlier of the consummation of a transaction or September 5, 2007, of which $2.3 million was accrued during 2006 and the remaining $4.7 million was accrued in the first three months of 2007 and paid in September 2007. In addition, Mr. Hiltz is a director of Davis Petroleum Corp., which submitted two joint high bids with the Company for certain oil and gas leases, one of which has been awarded and the other of which is pending. The Company’s share of the joint bids was $7.2 million. Davis Petroleum is owned by an affiliate of Evercore Partners Inc., where Mr. Hiltz is a senior managing director.

The Company appointed three new directors, Messrs. Latimer, Patton, and Pully, to the Board pursuant to a letter agreement dated April 1, 2008, among the Company, Carlson, Asgard, Mr. Carlson, DBDO, and Messrs Latimer, Patton and Pully. These new directors were recommended by Carlson, which together with its affiliates owns approximately 9.4% of the Company’s outstanding shares.

Pursuant to the letter agreement, Carlson and its affiliates have agreed to vote their shares in favor of all of the Company’s nominees at the 2008 Annual Meeting. Mr. Pully, a consultant to Carlson, has agreed to resign as a director upon the request of a majority of the Board if Carlson’s and its affiliates’ ownership of the Company’s common stock falls below 5% of the Company’s currently outstanding common stock. Carlson and its affiliates have agreed to refrain from: (i) soliciting proxies or consents for the voting of any Company securities; (ii) seeking to influence any person regarding the voting of any Company securities; (iii) soliciting shareholders of the Company for the approval of shareholder proposals; (iv) otherwise communicating with the Company’s stockholders; (v) engaging in a course of conduct, except with regard to Messrs. Latimer, Patton, and Pully in their capacities as directors of the Company with the Board and management, with the purpose of causing stockholders to vote contrary to the recommendation of the Board or contrary to the Company’s policies, with certain exceptions regarding matters to be voted upon by the Company’s shareholders and (vi) requesting that the letter agreement be amended or changed prior to the earlier of the Notice Date (as defined in the letter agreement) or the date of a material breach by the Company of its obligations under the letter agreement. Additionally, the Company has agreed to not increase the size of its board of directors or amend its Bylaws regarding the nomination of directors at the 2009 annual meeting of stockholders prior to the Notice Date.

OTHER MATTERS

Management of the Company is not aware of other matters to be presented for action at the 2008 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Stockholder proposals intended to be included in the Proxy Statement relating to the Company’s 2009 Annual Meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company no later than January 1, 2009 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2009 Annual Meeting must be delivered to the Corporate Secretary of the Company no later than March 30, 2009, but no earlier than February 28, 2009. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2009 Annual Meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal, if presented at the 2009 Annual Meeting.

Stockholder proposals for nominees for directors must comply with the procedures set forth in Section 2.10 of the Company’s Amended and Restated Bylaws. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time of giving notice and must be entitled to vote at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The stockholder notice must set forth the following:

•

As to each person the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act and Rule 14a-12 thereunder, including such person’s written consent to being named as a nominee and to serving as a director if elected, and

•

As to the nominating stockholder and the beneficial owner, if any, of such stock, (i) such stockholder’s and beneficial owner’s, name and address as they appear on the Company’s books, (ii) the class and number of shares of the Company’s capital stock which are owned beneficially or of record by such stockholder and such beneficial owner, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such nomination and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

In addition to complying with the foregoing procedures, any stockholder nominating a director must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Recommendations must also include a written statement from the candidate expressing a willingness to serve.

Please sign, date, and return your proxy promptly to avoid unnecessary expense. All stockholders are urged, regardless of the number of shares owned, to participate in the 2008 Annual Meeting by returning their proxy in the enclosed business reply envelope.

By Order of the Board of Directors

RICHARD A. BACHMANN

Chairman of the Board and

Chief Executive Officer

New Orleans, Louisiana

April 28, 2008

Annex I

Energy Partners, Ltd.

Director Independence Standards

The Board of Directors of Energy Partners, Ltd (the “Company”) has adopted the following standards to assist it in making determinations of independence in accordance with the NYSE Corporate Governance rules.

A director will be deemed to be independent unless, within the preceding three years (which period shall be one year until November 4, 2004):

Employment Relationships

-	such director was employed by the Company or any of the Company’s subsidiaries, other than as interim Chairman or Chief Executive Officer;

-	any immediate family member of such director was an executive officer of the Company or any of the Company’s subsidiaries;

-	such director was affiliated with or employed by a present or former internal or external auditor of the Company or any of its subsidiaries; or

-	an immediate family member of such director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company or any of its subsidiaries.

Compensation Relationships

-	such director received more than $100,000 in any such year in direct compensation from the Company or any of its subsidiaries other than: (i) director and committee fees; (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service; and (iii) compensation received for former service as an interim Chairman or Chief Executive Officer; or

-	an immediate family member of such director received more than $100,000 in any such year in direct compensation from the Company or any of its subsidiaries as a director or executive employee other than: (i) director and committee fees and (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service.

Commercial Relationships

-	such director was, and is currently, an executive officer or employee of another company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

-	an immediate family member of such director was, and is currently, an executive officer of another company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

I-1

Charitable Relationships

-	such director was an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues; provided that the Board shall have discretion to waive the provisions of this clause.

Interlocking Directorates

-	such director was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executives at the time served on that company’s compensation committee; or

-	an immediate family member of such director was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executives at the time served on that company’s compensation committee;

Other Relationships

For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship that would impair such director’s independence.

For purposes of the standards set forth above, “immediate family members” means any of such director’s spouse, parents, children, siblings, in-laws (other than those who are no longer family members as a result of legal separation or divorce, or those who have died or become incapacitated) or persons (other than a domestic employee) who share such director’s home. These standards shall be interpreted in a manner consistent with the New York Stock Exchange Corporate Governance rules.

I-2

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

(1) Proposal to approve the election of the following eleven (11) nominees for membership on the Company’s Board of Directors:

Messrs. 01 Richard A. Bachmann; 02 John C. Bumgarner, Jr.; 03 Jerry D. Carlisle; 04 Harold D. Carter;

05 Enoch L. Dawkins; 06 Robert D. Gershen; 07 William R. Herrin; 08 James R. Latimer, III.; 09 Bryant H.

Patton; 10 Steven J. Pully ; and 11 Dr. Norman C. Francis

each to serve until the Annual Meeting of Stockholders in the year 2009, and until their successors are duly elected and qualified.

FOR WITHHOLD

To withhold authority to vote for any nominee, write the name of that nominee in the space provided below.

FOR AGAINST ABSTAIN

(2) To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2008.

FOR AGAINST ABSTAIN

(3) To adjourn or postpone the meeting, as necessary.

(4) To transact such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4. Receipt of the proxy statement, dated April 28, 2008, is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

Signature Signature Date

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.

FOLD AND DETACH HERE

ENERGY PARTNERS, LTD. PROXY FOR

ANNUAL MEETING OF STOCKHOLDERS MAY 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Energy Partners, Ltd., a Delaware corporation (“EPL”), hereby appoints Richard A. Bachmann, John G. Phillips and John H. Peper, or any of them, as proxies, each with power to act without the others and with full power of substitution, on behalf of the undersigned to vote the number of shares of Common Stock of EPL that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Energy Partners, Ltd. to be held on Thursday, May 29, 2008 at 9:00 a.m. Central Daylight Time, at the Hotel InterContinental New Orleans, Cabildo Room, 444 St. Charles Ave., New Orleans, Louisiana 70130 and at any adjournment or postponement thereof, on the following matters: (Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side )

FOLD AND DETACH HERE

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